Exhibit 10.17

CONFIDENTIAL TREATMENT REQUESTED UNDER

C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406.

**** INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

Base Agreement Nr. 0248-00

BASE AGREEMENT

Base Agreement executed on September 1, 2003 between Pemex- Gas y Petroquímica Básica, hereinafter PGPB, represented by its Sales Manager, Aty. Juan Marcelo Parizot Murillo, and RHODIA FOSFATADOS DE MEXICO, S.A. DE C.V. hereinafter the Purchaser, represented by its Director of Finance, Aty. Silvio Fagundes Lucinda in accordance to the following Declarations and Clauses.

DECLARATIONS

PGPB declares:

I.	That it is a decentralized public entity of the Federal Government of the Mexican United States, of a technical, industrial and commercial character, with legal personality and its own patrimony, and with legal capacity to execute this Base Agreement, in accordance to the Organic Law of Petroleos Mexicanos and Subsidiary Entities, published in the Official Daily of the Federation on July 16, 1982;

II.	That it indicates its fiscal domicile to be at: Av. Marina Nacional 39, Torre Ejecutiva, 39th. floor, Col. Huasteca, C. V. 11311, Mexico, D.F. and that its R.F.C is PGP910716MT6;

III.	That in its character of decentralized public entity, its purpose is the processing of Natural Gas, Natural Gas liquids and artificial gas, the storage, transportation, distribution and commercialization of these hydrocarbons, as well as its derivatives that may susceptible of serving as basic industrial raw materials;

IV.	That the First Hand Sales of Natural Gas are activities regulated by the Reglamentary Law of Constitutional Article 27 in the Field of Petroleum, the Natural Gas Regulations, the Law of the Regulatory Commission of Energy, the directives issued by said Commission, the Terms and Conditions and other applicable dispositions;

V.	That it is willing to sell and deliver Natural Gas to the Purchaser in accordance with the Terms and Conditions;

VI.	That it has the organization, the elements and the technical, financial, commercial and legal capacity to meet all the obligations derived from this Base Agreement and from the VPM Contracts;

VII.	That its legal representative, Aty. Juan Marcelo Parizot Murillo is empowered to execute this Base Agreement, as stated on Public Instrument No. 74.346, issued on December 10, 1997, by Notary Public Nr. 114, of Mexico, D.F. Aty. Ma. Teresa Rodriguez y Rodriguez, same which, under protest to tell the truth, has not been modified or revoked to the date of execution of this Base Agreement, and that he encloses a certified copy of same on Attachment A.

The Purchaser declares:

I.	That it is an anonymous corporation of variable capital and accredits its personality by means of Public Instrument Nr. 65,786 issued on July 6, 2000, before Notary Public137, of Mexico, D.F., Aty. Carlos de Pablo Serna and duly inscribed on the Public Registry of Property and Commerce of Mexico, D.F., on July 28, 2000, under number 103384;

II.	That it indicates its legal domicile to be at: Domicilio Conocido S/n, Com. Ind. Pajaritos, Coatzacoalcos, Veracruz and its R.F.C. is RFM00711PK4;

III.	That it recognizes that the sales of Natural Gas derived from this Base Agreement are First Hand Sales and that it submits to the Terms and Conditions;

IV.	That it wishes to acquire and receive from PGPB Gas Natural, subject to that established in this Base Agreement and the Terms and Conditions;

V.	That it has the organization, elements and technical, financial, commercial and legal capacity to fulfill the obligations that may derive from this Base Agreement;

VI.	That its representative is empowered to execute this Base Agreement, as stated in the Power of Attorney contained in Public Instrument Nr. 65,788, issued on July 6, 2000 by Public Notary Nr. 137 of Mexico, D.F., Aty. Carlos de Pablo Serna, and duly inscribed in the Public Registry of Property and Commerce of Mexico, D.F., on July 28, 2000, under number 103384, which, under protest to tell the truth, has not been modified or revoked to the date of the execution of this Base Agreement, and that it encloses a certified copy of same in Attachment B;

VII.	That at the time of the execution of this Base Agreement it is up to date in the payment of its fiscal obligations.

The above having been stated, the parties agree to submit to the following:

Base Agreement Nr. 0248-00

CLAUSES

CLAUSE 1 Objective. The objective of this Base Agreement is for PGBP to sell Gas to the Purchaser through the execution of VPM contracts and that the latter be able to place Orders to PGBP, reason for which both parties submit to the Terms and Conditions.

CLAUSE 2. Incorporation of the Terms and Conditions. The Parties assume all the rights and obligations established in the Terms and Conditions, as they may be current, which form an integral part of this Base Agreement and are herein accepted as reproduced same as if they were inserted.

CLAUSE 3 Payment. The payments to be made by the Purchaser to PGBP will be made through the following means, as available:

1. Payments in cash	Deposit in banking account
2. Electronic Transfer	Banamex 08700036775 through
3. Interbank payment	Linea Banamex Inverlat 4664426 (in this case it will be necessary to open an electronic transfer contract)

CLAUSE 4 Representatives. For everything related to this Base Agreement and the VPM Contracts, both parties appoint the following persons as commercial, operative and financial representatives:

PGBP:	The Purchaser:
Representative:	Representative:
Eng. Adrián Alvarez Arciga	Aty. Silvio Fagundes Lucinda
Telephone: (5) 232-5967	Telephone:(5) 2832808
Telefax: (5) 232-6007	Telefax:(5) 2834500
E-mail	E-mail
Alvarez@gas.pemex.com	silvio.fagundes@rhodia.com.mx

Substituterepresentative:	SubstituteRepresentative:
Eng. Gerardo Gaona Ojeda	Eng. Rodolfo Menendez Menendez
Telephone:(5) 232-5958	Telephone(5) 2832819
Telefax:(5) 232-6007	Telefax:(5) 2882847
E-mail:	E-mail:
Ggaona@gas.pemex.com	rodolfo.menendes@rhodia.com.mx

Base Agreement Nr. 0248-00

CLAUSE 5 Notifications. For the purpose of notifications and communications related to this Base Agreement and the VPM contracts, the parties indicate the following as domicile, telephone number, telefax and E-mail:

PGBP:	RHODIA FOSFATADOS DE MEXICO, S.A. DE C.V.

Domicile:Av. Marina Nacional # 329 Ind. Pajaritos, Coatzacoalcos, Veracruz	Domicile: Domicilio Conocido s/n, Com.

Telephone:01 800 800 7472	Telephone: (015) 2832819
Telefax:(5) 232-6014	Telephone (015) 2832847
E-mail	E-mail
Ggaona@gas.pemex.com	rodolfo.menendes@rhodia.com.mx

CLAUSE 6 Modifications. The parties may agree on modifications to this Base Agreement and/or the VPM Contracts, by means of written agreement between both parties, which should be subject to the Terms and Conditions. In any event, the modifications to the Terms and Conditions will be understood as integrated to this Base Agreement and to the corresponding VPM Contracts as of the date of their effectiveness.

CLAUSE 7 Arbitral commitment. The controversies that may arise between the parties in relation to this Base Agreement and the VPM Contracts, should be resolved through the Arbitral procedure that the Purchaser may choose in accordance with Clause 31 of the Terms and Conditions.

CLAUSE 8 Duration. The duration of this Base Agreement will be indefinite as of November 1st, 2000. In testimony of which, the parties sign this Base Agreement in duplicate, in the City of Veracruz, Veracruz, on the above mentioned date.

For PGPB	For the Purchaser
(Illegiblesignature)	(Illegible signature)
Aty. Juan Marcelo Parizot Murillo	Aty. Silvio Fagundes Lucinda
Sale Manager	Director of Finance

PEMEX

GAS Y PETROQUIMICA BASICA

Subdirección de Gas Natural

Gerencia de Ventas

Subgerencia Regional Norte

México, D.F., October 3, 2003

“2003, Year of the CCL Anniversary of the Birthdate of

Don Miguel Hidalgo y Costilla, Father of the Country”

SRN – 103/2003

Rhodia Fosfatados de México, S.A. de C.V.

Lilian Diaz Gonzalez Gallardo

Tel. 4322-4823

Fax: 5322-4898

Subject: Results of the Commercial Justification for the Reduction of Warranties 2003-2004

As you are aware, for the purpose of reducing the cost of carrying out commercial transactions with Pemex Gas and Basic Petrochemical, through the evaluation of your financial statements we offered you the option to reduce or eliminate the submittance of a warranty.

Since the results of this analysis did not favor your company for the exemption of the warranty, as an additional effort, this Office presented a Commercial Justification to the Credit Committee of this Entity, in which the partial or total exemption of this warranty was again requested.

For this reason I am pleased to notify you that the Credit Committee of this Entity authorized the total exemption to your company for Commercial Justification for a period of 6 months as of October 1st. 2003 to March 31st. 2004, for a limit of credit corresponding to $13,922,975.

We do not omit to mention that this exemption was conditioned to the timely payment of your consumption, underlining the fact that if your company incurs in 1 non-compliance during the above mentioned period, the exemption to this warranty will be automatically canceled, and you must then submit the corresponding warranty for an amount that shall be informed by this office, or else, in the event that may want to continue carrying out your consumption without warranty, you will be able to do so under the basis of prior payment.

Without further comment, please receive a cordial greeting.

Sincerely,

(Signature)

Eng. Gerardo Gaona Ojeda

Asst. Manager

c.c. Aty. Marcelo Parizot M., Sales Manager

Marina Nacional 329	“At PGPB the highest priority is the	Tel: (55) 5232-5958
EdificioB- 1 9th. Floor	of our workers, our clients, our neighbors	5232-5960
Col. Huasteca	and the environment”	Fax: (55) 5232-6008 5232-6014

Mexico, D.F., November 11, 2003.

Pemex-Gas y Petroquímica Básica.

Sub-Direction for Natural Gas.

Business Development Managing Bureau

Present,

Attention: Atty. Javier R. López Ramos.

I, JOSE ROBERTO FLORES ATHIE legal representative of RHODIA FOSFATADOS DE MEXICO, S.A. DE C.V., as stated in public instrument 70,939, dated January 30, 2002, issued by Atty. CARLOS DE PABLO SERNA, NOTARY PUBLIC Number 137, of MEXICO CITY, FEDERAL DISTRICT, hereby inform you the following:

Through this means, and in the exercise of the powers vested in me through public the instrument referred to in the preceding paragraph, in the name and representation of RHODIA FOSFATADOS DE MEXICO, S.A. DE C.V., I expressly manifest my acceptance, and therefore, adhesion to all of the terms and conditions of the Master Contract of Coverage whose execution is offered by Pemex-Gas y Petroquímica Básica, to provide its Clients with coverage mechanisms that will protect them against the fluctuations that may occur in the price of natural gas sold and delivered under the Purchase/sale Contracts, as the latter concept is defined in the text of said contract.

To this effect, I make the following declarations:

A.	Name, trade name or denomination of the represented. RHODIA FOSFATADOS DE MEXICO, S.A. DE C.V.
B.	Public instrument(s) in which the incorporation of the represented is stated? PUBLIC INSTRUMENT number 22,607, dated DECEMBER 15, 1987, issued by NOTARY PUBLIC number 136 of MEXICO CITY, FEDERAL DISTRICT, Attorney JOSE MANUEL GOMEZ DEL CAMPO LOPEZ, which was duly inscribed in the Public Registry of Commerce de MEXICO, FEDERAL DISTRICT, under MERCANTILE DOCKET NUMBER 103384, on MAY 25 1988; which has INDEED been modified.

*NOTE: SHOULD THERE BE A MODIFICATION TO THE CLIENT’S INCORPORATION, PROVIDE THE DATA OF THE PUBLIC INSTRUMENT (S) WHERE THESE ARE ESTIPULATED AS INDICATED FOREWITH, OTHERWISE OMIT THE FOLLOWING PARAGRAPHS.

Said modification(s) is stated in: PUBLIC INSTRUMENT number 83,289, dated JULY 23, 1992, issued by NOTARY PUBLIC number 83 of MEXICO CITY, FEDERAL DISTRICT, Attorney ALBERTO T. SANCHEZ COLIN, which was duly inscribed in the Public Registry of Commerce of MEXICO CITY, FEDERAL DISTRICT under MERCANTILE DOCKET NUMBER 103384, on AUGUST 7, 1992.

* NOTE: COMPLETE THE FOLLOWING PARAGRAPH ONLY WHEN THERE IS ONE OR MORE ADDITIONAL MODIFICATIONS TO THE ONE INDICATED IN THE PRECEDING PARAGRAPH.

Likewise, other(s) appear in the following public instrument(s) 1) PUBLIC INSTRUMENT 34,108 DATED DECEMBER 26, 1984, ISSUED BY NOTARY PUBLIC NUMBER 33 OF MEXICO CITY, FEDERAL DISTRICT, ATTORNEY EDUARDO FLORES CASTRO ALTAMIRANO, WHICH WAS DULY INSCRIBED IN THE PUBLIC REGISTRY OF COMMERCE OF MEXICO CITY, FEDERAL DISTRICT UNDER MERCANTILE DOCKET NUMBER 103384, ON MARCH 7, 995.
2) PUBLIC INSTRUMENT NUMBER 65,786, DATED JULY 6 2000, ISSUED BY NOTARY PUBLIC NUMBER 137 OF MEXICO CITY, FEDERAL DISTRICT, ATTORNEY CARLOS DE PABLO SERNA, WHICH WAS DULY INSCRIBED IN THE PUBLIC REGISTRY OF COMMERCE OF MEXICO CITY, FEDERAL DISTRICT, UNDER MERCANTILE DOCKET 103384, ON JULY 28, 2000.

C.	Name of the legal representative. JOSE ROBERTO FLORES ATHIE.

D.	Quality and powers of the representation. The legal representative in his character of ENPOWERED, has sufficient powers to subscribe, in the name and representation of RHODIA FOSFATADOS DE MEXICO, S.A. DE C.V., the Master Contract of Coverage whose execution is offered by Pemex-Gas y Petroquímica Básica, derived from a general power or special power or commission to execute said contract.

E.	Public instrument in which the powers of representation are accredited. PUBLIC INSTRUMENT NUMBER 70,939, DATED JANUARY 30, 2002, ISSUED BY NOTARY PUBLIC NUMBER 137 OF MEXICO CITY, FEDERAL DISTRICT, WHICH WAS DULY INSCRIBED IN THE PUBLIC REGISTRY OF COMMERCE OF MEXICO CITY, FEDERAL DISTRICT, UNDER MERCANTILE DOCKET 103384, ON FEBRUARY 14, 2002.

F.	Fiscal domicile. AVENIDA 5 Y 12 COMPLEJO INDUSTRIAL PAJARITOS, COATZACOALCOS, VERACRUZ, C.P. 96380.

G.	Federal registry of taxpayers. RFM000711PK4

H.	Purchase/Sale Contract(s), as defined in the Master Contract of Coverage. BASE AGREEMENT EXECUTED ON SEPTEMBER 1, 2000, BETWEEN PEMEX GAS Y PETROQUIMICA BASICA, HEREINAFTER PGPB, REPRESENTED BY ITS SALES MANAGER, ATTY. JUAN MARCELO PARIZOT MURILLO, AND RHODIA FOSFATADOS DE MEXICO, S.A. DE C.V., HEREINAFTER THE PURCHASER, REPRESENTED BY ITS DIRECTOR OF FINANCE, ATTY. SILVIO FAGUNDES LUCINDA.

I.	Names, data and signatures of the authorized person(s) referred to in Attachment 1 of the Master Contract of Coverage. The following persons are authorized to carry out operations of coverage in accordance with the Master Contract of Coverage:

LILIAN DÍAZ GONZALEZ GALLARDO
5322-4823
FAX 5322-4898
Lilian.diaz@rhodia.com.mx
<SIGNATURE>

IRIS MAGDALENA ALVARADO VERGARA
01-921-9212115545
FAX 01 –9212115592
iris.alvarado@rhodia.com.mx

J.	Domicile to receive notifications, communications and requests in accordance to clause 11.1. The designated domicile is INSURGENTES SUR, NR. 1971, TORRE 3, 6TH. FLOOR, COLONIA GUADALUPE INN, C.P. 01020, MEXICO, FEDERAL DISTRICT.
K.	Designation and data of the person(s) authorized as contact, for the purpose of making and receiving notifications under the terms of clause 11.1 of the Contract of Coverage.

• Contacts:

Name: PABLO GERARDO LOPEZ SANCHES

Telephone: 5322-4870

Fax: 5322-4896

e-mail: pablo.lopezs@rhodia.com.mx

Name: LILIAN DIAZ GONZALEZ GALLARDO

Telephone: 5322-4823

Fax: 5322-4898

e-mail: lilian.diaz@rhodia.com.mx

Likewise, as sign of my conformity with respect to the terms and conditions of the Master Contract of Coverage whose execution is offered by Pemex Gas y Petroquimica Basica, I forward this letter via fax to the latter, accompanied by the following documents:

1.	Plain copy of the fiscal cedule of RHODIA FOSFATADOS DE MEXICO, S.A. DE C.V.

2.	Plain copy of the official identification with photograph of the legal representative, consisting of <VOTERS CERTIFICATE NUMBER 3229006393776.

And I commit to deliver, within the 90 Days following the signature of this letter, at the domicile of the Gerencia de Desarrollo de Negocios located at Marina Nacional 329, building B-1, 9th. Floor, Colonia Huasteca. C.P. 11311, the documents listed below:

1.	Original of the Letter of Acceptance duly filled and signed on the margin and on the bottom by the signee.

2.	2. CERTIFIED COPY and plain copy of the Public Instrument(s) related to items B and E, in order that, prior comparison, the original(s) be returned by Pemex-Gas y Petroquímica Básica. The above is in the event that said public instruments be already in the possession of Pemex-Gas y Petroquímica Básica for the signature of Purchase/Sale Contracts.

Thus, I agree that RHODIA FOSFATADOS DE MEXICO, S.A. DE C.V. remains under obligation, as of the date of signature of this letter, to the compliance of the terms and conditions that appear in the Master Contract of Coverage, whose execution is offered by Pemex-Gas y Petroquímica Básica and which is hereby accepted, as well as the consequences that, according to the nature of same, are in accordance with good faith, with the use or with the law.

Notwithstanding the above, I agree that Pemex-Gas y Petroquímica Básica may terminate the Master Contract of Coverage if RHODIA FOSFATADOS DE MEXICO S.A. DE C.V. fails to comply with the presentation of the documents mentioned above at the end of the 90 days following the date of the signature of this Letter.

(Signature)

JOSE ROBERTO FLORES ATHIE

MASTER CONTRACT OF COVERAGE

EXECUTED BY

PEMEX GAS Y PETROQUÍMICA BÁSICA

AND

RHODIA FOSFATADOS DE MEXICO, S.A. DE C.V.

Dated

November 11, 2003

MASTER CONTRACT OF COVERAGE

INDEX

1.	DEFINITIONS AND INTERPRETATION	5
	1.1 DEFINITIONS	5
	1.2 Interpretation	12
2.	PURPOSE	12
3.	EXECUTION OF A COVERAGE OPERATION	13
	3.1 Estimate requirement	13
	3.2 Estimate	13
	3.3 Execution of Coverage Operations	13
	3.4 Confirmation	14
	3.5 Lack of Confirmation	14
	3.6 Liquidation of Coverage Operations	14
	3.7 Authorized Personnel	15
4.	CALCULATION OF ADJUSTMENTS PER COVERAGE	15
	4.1 Calculation of Adjustment per Coverage for one Fixed	15
	4.2 Calculation of Adjustment per Coverage for one Ceiling	16
	4.3 Calculation of Adjustments per Coverage for a Tunnel	17
	4.4. Calculation of Adjustment per Coverage for one Floor	17
	4.5 Calculation for Adjustment per Coverage for one Fixed of 2004-2006	18
	4.6 Calculation of Adjustment for Coverage of a Fixed 2004 annotated to 6.00 USD/MMBtu	19
	4.7 Verification of Coverage for 2005-2006	19
	4.8 Calculation of Adjustment per Coverage of Other Coverage Operations	20
	4.9 Non Availability of the Agreed Upon Index	20
5.	INVOICING OF ADJUSTMENTS PER COVERAGE	21
	5.1 Invoicing on Valuation Date	21
	5.2 Invoicing for voluntary Liquidation of Open Operations	21
	5.3 Invoicing of Liquidation operations for Non Compliance	22
	5.4 Obligatoriety of the Adjustments per Coverage	22
	5.5 Non Compliance in the Payment of the Adjustments per Coverage	23
6.	NON COMPLIANCE IN THE RECEPTION OR NOMINATION OF VOLUMES SUBJECT TO ONE COVERAGE OPERATION	23
7	NOTIFICATION OF ADJUSTMENTS PER COVERAGE	23
	7.1 Notification on behalf of PGPB	24
	7.2 Acceptance of the Notification	24
8.	VALUATION OF OPEN OPERATIONS	24
	8.1 Valuation of Open Operations	24
	8.2 Calculation of Market Values for Establishing Collateral Warranties	25
	8.3 Calculation methodology for the determination of the amount of the Valuation of Open Operations	25

	8.4 Calculation methodology for the determination of the client’s Daily Balance	25
9.	CREDIT CONDITIONS AND ESTABLISHMENT OF WARRANTIES	26
	9.1 Credit Conditions to realize Coverage Operations	26
	9.2 Exemption of the deposit of Coverage Warranties	26
	9.3 Establishment and Liberation of Collateral Warranties	26
	9.4 Exemption of the deposit of Collateral Warranties	26
10.	CAUSES AND EFFECTS OF RESCISSION AND TERMINATION	27
	10.1 Causes for Rescission	27
	10.2 Notification and Period of Remedy	28
	10.3 Causes for Termination	28
	10.4 Effects of Rescission and Termination	29
	10.5 Amounts due with Respect to Liquidation Operations	29
	10.6 Payment of the Amounts Owed	30
	10.7 Reference for Determining Market Values	30
	10.8 Taxes	31
11.	GENERAL PROVISIONS	31
	11.1 Notifications	31
	11.2 Domicile for Payment of Coverage Operations	32
	11.3 Electronic Taping of Telephone Conversations	32
	11.4 Change of Circumstances	32
	11.5 Limitation of Responsibility; Maximum Amount of Indemnity	33
	11.6 Cession	33
	11.7 No Stipulation in Favor of Third Parties	33
	11.8 Autonomy of the Provisions	33
	11.9 Amendments	33
	11.10 Applicable Legislation	34
	11.11 Solution of Controversies	34
	11.12 Integrity of the Contract	35
	11.13 Duration	35
	11.14 Confidentiality of the Contract	36
	11.15 Exchange parity	36
12.	FORCE MAJEURE	36
Attachment 1 – Authorized Persons		38
Attachment 2 – Confirmation Format		39
Attachment 3 – Alternative Sources of Price		39
Attachment 4 – Notification of Valuation instruments		39
Attachment 5 – List of Leading Leaders to be designated as independent Court Appointed Expert		40

Classification	date: December 16, 2003 Administrative Unit: Gerencia de Commercialization
Classification:	Reserved Classified parts or sections: 3 pages Reserve time: 12 years

Legal basis: Art. 18 Fract I; Art. 13 Fract. II; Art. 14 Fract. II of the Federal Law of Transparency and Access to Public Government Information.

Signature of the TitleHolder of the Administrative Unit: ____________ Period and date of reserve extension:_____

Date	of de-classification: Name and signature of the de-classifying public servant_____________

PemexGas y Petroquímica Básica Sub-Directionfor Natural Gas Av. Marina Nacional 329 Building B-1, 9th. Floor Col. Huasteca Delegación Miguel Hidalgo 11311 México, D.F.	Tel (0155) 1944 5953/54/55 Fax (0155) 1944 6010
(Logo) PEMEX GAS Y PETROQUÍMICA BÁSICA Mexico, D.F., April 21, 2005

Lilian Díaz González Gallardo

Representative

Rhodia Fosfatados de México, S.A. de C.V.

Telephone: 5322 4823

Insurgentes Sur Nr. 1971

Torre III, 6th. Floor

Col. Guadalupe Inn

Delegación Alvaro Obregón

C.P. 01020

México, D.F.

Dear Lilian:

Enclosed I am forwarding two originals of the Confirmations of Coverage Transactions between PGBP and your company (based on the format of Attachment 2 of the Master Contract of Coverage) for your signature. I will appreciate your returning one original duly signed for our files, within the next five working days. If for any reason you are unable to forward them within this lapse of time, please get in touch with us to notify us.

It is important to mention that in the confirmations of Coverage Transactions the following are specified amongst others:

1. The type of coverage agreed upon (it can be: a fixed price or a ceiling price or a tunnel price)

2. The amount covered (the volume)

3. The agreed upon price

4. The index applying to the coverage

5. The contract date of the coverage

Without anything further at the moment I send you a cordial greeting.

Sincerely,

(Signature)

Atty. Ilse Ballesteros

Date of confirmation: 02-Dec-04             Hour: 02:01 p.m.

Dte of closing: 02-Dec-04 C-04-0627

Índex: IFERC’s TETCO STX

Confirmation of Transactions of

Coverage between PGPB and

Nr. of Contrat: CMC-2000-036

Contract price of natural gas:

Transaction

Fixed Price

Invoicing Period	Month/Year	Amount Covered MMBtu	Fixed Price USD/MMBtu	Valuation Date

1st. Period	Jan-05	(****)	(****)	(****)
2nd. Period	Jan-05	(****)	(****)	(****)
1st,. Period	Jan-05	(****)	(****)	(****)
2nd. Period	Jan-05	(****)	(****)	(****)
1st. Period	Mar-05	(****)	(****)	(****)
2nd. Period	Mar-05	(****)	(****)	(****)

Invoicing Period	Month/Year	Covered Amount MCal	Fixed Price MCal	Date of Valuation

1st. Period	Jan-05	(****)	(****)	(****)
2nd. Perod	Jan-05	(****)	(****)	(****)
1st. Period	Jan-05	(****)	(****)	(****)
2nd. Period	Feb-05	(****)	(****)	(****)
1st. Period	Mar-05	(****)	(****)	(****)
2nd. Perod	Mar-05	(****)	(****)	(****)

Pemex Gas y Petroquímica básica

Lic. Ilse Fernanda Martínez

Rhodia Fosfatados de México, S.A de C.V

Srita. Lillán Díaz González Gallardo

MASTER CONTRACT OF COVERAGE

Master Contract of Coverage executed on November 11, 2003 between Pemex-Gas y Petroquímica Básica (“PGPB”). Represented by Javier Ramón López Ramos, and Rhodia Fosfatados de Mexico, S.A. de C.V. (the “Customer”), represented by Jose Roberto Flores Athie, under the following declarations and clauses.

DECLARATIONS

PGPB declares through its representative that:

I.1	It is a Decentralized Public Entity, Subsidiary of Petróleos Mexicanos, of a technical, industrial and commercial character, with legal personality and its own patrimony, and with the legal capacity to execute this Contract, in accordance with the Organic Law of Petróleos Mexicanos and Subsidiary Entities, published in the Official Daily of the Federation on July 16, 1992.

I.2	It has executed one or more Purchase/Sale Contracts (as said term is defined further on), in accordance with which PGPB has obligated itself to sell and deliver natural gas to the Customer, from time to time and under the terms and conditions agreed upon therein.

I.3	The Purchase/Sale Contracts mentioned above establish, among other things, that the price to be paid by the Customer for the natural gas delivered in accordance with said Purchase/Sale Contracts will be the price that, from time to time, is current as per the formula for the calculation of the price established therein.

I.4	PGPB is prepared to provide the Customer coverage mechanisms against fluctuations that, as a result of the application of the formula for the calculation of the established price in said Purchase/Sale Contracts, may occur in the price of natural gas sold and delivered under those Purchase/Sale Contracts.

I.5	It accredits the powers of its legal representative by means of the power protocolized with Public Instrument Nr. 65,171 issued by Notary Public Nr. 26 of México, Federal District, Atty. Luis Alberto Perera Becerra, on December 31, 2001, affirming that said powers have not been revoked or limited to him in any form to the date of the execution of this Contract.

I.6	Its fiscal domicile is located at Av. Marina Nacional # 329, colonia Huasteca, delegación Miguel Hidalgo, México, Distrito Federal, postal code 11311, and that the number of his Federal Registry of Taxpayers is PGP –920716-MT6.

I.7	It has sufficient technical and financial capacity to execute this Contract and to comply with the obligations that may derive from it.

I.8	Its determinant motive to execute this Contract is to provide the Customer with coverage mechanisms that will protect him against the fluctuations that may occur in the price of natural gas sold and delivered under the Purchase/Sale contracts. It is not its intention to speculate with the price of this hydrocarbon nor to support the Customer in carrying out coverage operations having speculation purposes.

II	The Customer declares through its representatives that:

II.1	It is a mercantile corporation legally incorporated in accordance with the laws of the Mexican United States, as accredited with Public Instrument number 22,607, dated December 15, 1987, issued by Notary Public number 136 of Mexico City, Federal District, Attorney Jose Manuel Gomez del Campo Lopez, which was duly inscribed in the Public Registry of Commerce de Mexico, Federal District, under Mercantile Docket number 103384, on May 25 1988; which has indeed been modified. Said modification(s) is stated in: Public Instrument number 83,289, dated July 23, 1992, issued by Notary Public number 83 of Mexico City, Federal District, attorney Alberto T. Sanchez Colin, which was duly inscribed in the Public Registry of Commerce of Mexico City, Federal District under Mercantile Docket number 103384, on August 7, 1992. Likewise, other modifications appear in the following public instrument(s) 1) Public Instrument 34,108 dated December 26, 1984, issued by Notary Public number 33 of Mexico City, Federal District, attorney Eduardo Flores Castro Altamirano, which was duly inscribed in the Public Registry of Commerce of Mexico City, Federal District under Mercantile Docket number 103384, on March 7, 995. 2) Public Instrument number 65,786, dated July 6 2000, issued by Notary Public number 137 of Mexico City, Federal District, attorney Carlos de Pablo Serna, which was duly inscribed in the Public Registry of Commerce of Mexico City, Federal District, under Mercantile Docket 103384, on July 28, 2000.

II.2	It has executed one or more Purchase/Sale Contracts, in accordance with which obligated itself to purchase, receive and pay for, from time to time, natural gas delivered by PGPB under the terms and conditions agreed upon therein.

II.3	It has requested PGPB to provide it diverse coverage mechanisms against fluctuations in the price of natural gas purchased and received in accordance with said Purchase/Sale Contracts.

II.4	It has sufficient technical and financial capacity to execute this Contract and to fulfill the obligations that may derive from it.

II.5	It accredits the powers of its legal representative(s) by means of Public Instrument number 70,939, dated January 30, 2002, issued by Notary Public number 137 of Mexico City, Federal District, which was duly inscribed in the Public Registry of Commerce of Mexico City, Federal District, under Mercantile Docket 103384, on February 14, 2002; and affirms that said powers have not been revoked or limited in any form to the date of execution of this Contract.

II.6	Its fiscal domicile is located at Avenida 5 y 12 Complejo Industrial Pajaritos, Coatzacoalcos, Veracruz, C.P. 96380 and the number of its Federal Registry of Taxpayers is RFM000711PK4.

II.7	It is its wish to execute this Contract, in order to be able to carry out different coverage operations only to protect itself from the volatility in the price of natural gas purchased and received in accordance with the Purchase/Sale Contracts it has subscribed with PGPB. It does not pretend to speculate with the price of natural gas.

Based on the above declarations, the Parties agree to the following clauses:

1. DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS

For this Contract, the following terms will have the meaning mentioned forthwith:

“Adjustment per Coverage”, means the amount in favor or against the Client that constitutes, as the case may be, an obligation to pay or a right to collect the corresponding amount and that reflects the result realized from one or various Coverage Operations on one specific date, including without limiting the amount of Premiums, as detailed in Clauses 4 and 5 of this Contract, The Adjustment per Coverage could be the result of the valuation of one or several Coverage Operations on a fixed date, or else the liquidation of same with Operations of Liquidation.

“Government Authority”, means the state entity of the executive, legislative or judicial branch, of the federal, state or municipal government, and with faculties of decision or execution whose exercise causes the creation, modification or extinction of the matter in question. Included in this definition are: any secretariat, department, branch, decentralized entity (including the CRE without limitation), court, tribunal, commission, legislative, executive or judicial entity, whether they be federal or state and any other similar authority, that may produce in an imperative, unilateral and coercitive manner, the creation, alteration or affectation of the situation in question.

“Quantity per Consumption Period”, means the volume or nominal quantity of natural gas, expressed in MMBtus, agreed upon by the Parties in the terms and conditions of the Coverage Operation, specified in the Confirmation of same and applicable for a Consumption Period.

“Coverage 2004 – 2006”, is the scheme of Coverage Operations in which PGPB will publish Quotations of (i) Fixed Price for three Consumption Periods (offer of the day), whose contracting period will be up until June 30, 2004 for Industrial Clients consumers of Natural Gas, as well as for the Natural Gas Distributing companies, (ii) Fixed Price of 2004 – 2006 and (iii) Fixed Price annotated to 6.00 USD/MMBtu, where the contracting period will be up to October 14, 2003 for Natural Gas Distributing companies, up to November 7, 2003 for contracting operations up to 5,040 daily giga calories and up to November 14, 2003 for consumptions under 2,520 daily giga calories.

“Credit Committee”, means the Institutional Credit Committee of Pemex-Gas y Petroquímica Básica or the collegiate group or administrative unit that may substitute it in its study functions and resolution of credit applications for sale of products, services and coverage, as well as the aspects inherent to the handling and operation of same.

“Confirmation”, means the document subscribed by PGPB with the Client, each time that a Coverage Operation is realized, which contains the conditions of each Coverage Operation, amongst others, the Quantity per Consumption Period, the Original Price, Consumption Price, Annotated Index, type of instrument, date of operation and Date of Valuation, and whose format is shown in Attachment 2 – “Confirmation Format”.

“Recuperation Cost”, is the value stipulated in the Confirmation to which Clause 3.4 of the Contract refers, calculated in the following manner: for the case of the Fixed of 2004-2006, it is the difference between the sale quotation for a Fixed from January 2004 to December, 2006 of the day of closing of the Coverage Operation and the Fixed Price of 2004-2006; multiplied by the Quantity for total Consumption Period.

For the case of the Fixed in 2004 annotated at 6.00 USD/MMBtu, is the difference between: (i) the sales quotation of a Fixed for 2004 (ii) less the purchase quotation of a Ceiling at 6.00 USD/MMBtu for 2004 and (iii) the Fixed in 2004 annotated at 6.00 USD/MMBtu, of the day of closing of the Coverage Operation; multiplied by the Quantity for the total Consumption Period;

“Contract”, is this Master Contract of Coverage, including all its attachments, modifications or supplements in accordance with Clause 11.9 of same.

“Purchase/Sale Contract”, means the following contract(s) executed between PGPB and the Client: Base Agreement executed on September 1, 2000, between Pemex Gas y Petroquimica Basica, hereinafter PGPB, represented by its sales manager, atty. Juan Marcelo Parizot Murillo, and Rhodia Fosfatados de Mexico, S.A. De C.V., hereinafter the Purchaser, represented by its Director of Finance, atty. Silvio Fagundes Lucinda, whether jointly or separately and including its corresponding modifications.

“Informative Quotation”, is the information that PGPB provides the Client at his request, either oral or written, which will serve only as reference of the prices requested, and will not be considered as a Confirmation of a Coverage Operation until there is full compliance with that established in Clause 3.3 of this Contract.

“CRE”, means the Energy Regulatory Commission, decentralized entity of the Secretariat of Energy.

“Day”, means any natural day.

“Working Day”, means any Working Day of Mexico and Working Day of the United States.

“Working Day of the United States”, means any Day in which the financial markets are open to the public in the City of New York of the United States of America.

“Working Day of Mexico”, means any Day, with the exception of Saturdays and Sundays, the mandatory days off, according to the Federal Labor Law in effect and the holidays contractually established in the Collective Labor Contract executed between Petróleos Mexicanos by itself and in representation of Pemex- Exploración y Producción, Pemex Refinación, Pemex- Gas y Petroquímica Básica and the Union of Petroleum Workers of the Mexican Republic in effect or in the Collective Contract that may substitute it.

“Dollars”, means the currency of legal tender in the United States of America.

“Date of Liquidation”, means the date on which all the Open Operations of Coverage must be paid in accordance with this contract.

“Date of Valuation”, means the date stipulated in the Confirmation, in which the value of the Agreed Upon Indexes used for the calculation of Adjustments for Coverage is known.

“Fixed”, is a Coverage Operation which allows the Parties to agree on the expected value of a price Index at a pre-determined level, in accordance with which (a) when on the Date of Valuation, the Agreed Upon Index is less than the Fixed Price the purchaser will pay the seller the difference between the Fixed Price and the Agreed Upon Index in the Confirmation of the Coverage Operation, multiplied by the Quantity per Consumption Period; or (b) when on the Date of Valuation, the Agreed Upon Index is higher than the Fixed Price the purchaser will collect from the seller the difference between the Fixed Price and the Agreed Upon Index, multiplied by the Quantity per Consumption Period.

“Fixed of 2004-2006”, is a Coverage Operation which allows the Parties to agree on the expected value of an Index at a level of the Fixed Price of 2004-2006 for the Consumption Period of January 2004 to December 2006, in accordance with which (a) when on the Date of Valuation, the Agreed Upon Index is lower than the Fixed Price of 2004-2006, the purchaser will pay the seller the difference between the Fixed Price of 2004-2006 and the Agreed Upon Index in the

Confirmation of the Coverage Operation, multiplied by the Quantity of the Consumption Period; or (b) when on the Valuation Date, the Agreed Upon Index is higher than the Fixed Price of 2004-2006, the purchaser will collect from the seller the difference bewteen the Fixed Price of 2004-2006 and the Agreed Upon Index, multiplied by theQuantity for the Consumption Period.

“Fixed 2004 annotated at 6.00 USD/MMBtu”, is a Coverage Operation, which allows the Parties to agree on the expected value of an Index at a pre-determined level with an annotated protection, in accordance with which (a) when on the Valuation Date, the Agreed Upon Index is lower than the Fixed Price 2004 annotated at 6,00 USD/MMBtu the purchaser will pay the seller the difference between the Fixed Price 2004 annotated at 6.00 USD/MMBtu and the Agreed Upon Index in the Confirmation of the Coverage Operation, multiplied by the Quantity per Consumption Period; or (b) when on the Valuation Date, the Agreed Upon Index is higher than the Fixed Price 2004 annotated at 6.00 USD/MMBtu and lower than 6.00 USD/MMBtu, the purchaser will collect from the seller the difference between the Fixed Price 2004 annotated at 6.00 USD/MMBtu and the Agreed Upon Index , multiplied by the Quantity per Consumption Period; or (c) when on the Valuation Date, the Agreed Upon Index is higher than 6.00 USD/MMBtu, the purchaser will collect from the seller the difference between the Fixed Price 2004 annotated at 6.00 USD/MMBtu and 6.00 USD/MMBtu, multiplied by the Quantity per Consumption Period.

“Alternative Source of Prices”, means the Primary Alternative Source of Price or a Secondary Alternative Source of Price when the case occurs in which the Agreed Upon Index is not avail able.

“Primary Alternative Source of Price”, means the Alternative Source of Prices used to determine the Agreed Upon Index when the Index (es) used for its calculation is (are) not available, stipulated in accordance with Attachment 3 of this contract.

“Secondary Alternative Source of Prices”, means that the Alternative Source of Prices used to determine the Agreed Upon Index when the Primary Alternative Source of Price is not available, stipulated in accordance with Attachment 3 of this Contract.

“Coverage Warranty”, means the Stand By letter of credit and/or letter of solidary responsibility with prior authorization from the Credit Committee and/or cash deposits that determine the Operative Limit for Coverage and through which the compliance of the payment obligations derived from this Contract chargeable to the Client is assured.

“Collateral Warranties”, means any one of the following warranties: (I) Stand By letter of credit; or (ii) cash deposit which the Client must grant in favor of PGPB at the moment that the Daily Balance is higher than the Operative Limit of Coverage, in terms of this Contract.

“Electronic Recording”, means the registry of telephone conversations held between the Persons Authorized by the Client and PGPB, that the latter performs on a magnetic tape.

“Amount Due”, means, in relation to any Operation of Liquidation, the amount resulting by following the procedure described in Clause 10 of this Contract.

“Indexes”, means the list of prices of natural gas of referred markets to one gas duct or to a zone in particular or to both, within the United States of America, issued by a publication known at international level, or any other publication mutually agreed upon by the Parties.

“Agreed Upon Index”. Means the Index(es) on which the Coverage Operation is carried out and appears specified in the Confirmation.

“Non Compliance”, means any of the non-compliance events outlined in Clause 10.1 of this Contract.

“Past Due Interest”, means the past due interest due by the Client to PGPB in accordance to each one of the Purchase/Sale Contracts and in accordance wit this Contract.

“Leading Leaders”, means any commercializing company leader in financial derivatives of natural gas in the United States of America, that has at least one credit rating higher or equal to a ‘BBB’ by Standard & Poor’s Corporation or its equivalent in Moody’s Investors Service, Inc.

“Applicable Laws”, means the federal laws and dispositions in effect in the United Mexican States issued by a Government Authority, as well as the applicable state and municipal dispositions in effect in Mexico as the case may be.

“Operative Limit for Coverage”, means the revolving amount that PGPB authorizes to the Client, so that for the account of same, in one or several dispositions, he carry out Coverage Operations.

“Stock Market”, means the market in which Coverage Operations are carried out through third parties and operates through a stock market of futures properly constituted. In this Contract it refers to the stock exchange of futures of New York (New York Mercantile Exchange or NYMEX).

“Extra Stock Market”, means the market in which the Coverage Operations are carried out between individuals and does not operate through a stock market of futures known in the international markets as “Over the Counter”.

“Mexico”, means the United Mexican States.

“MMBtu”, means one million British thermal units (British thermal units).

“Coverage Operation”, means an operation to cover the risk in the fluctuation of the price of natural gas carried out by the Client with PGPB and that is Agreed Upon by the Parties through a Confirmation of the agreed upon terms and conditions, such as described in Clause 3.3. In no case does this operation imply a physical delivery of gas.

“Open Operation”, means any Coverage Operation of the Client in which the Date of Valuation has not occurred, or respect of which no contrary operation canceling it has been carried out and the results of the operation have been settled.

“Operation of Liquidation”, means, for any Open Operation, the contrary operation that cancels totally or partially the one originally executed before the Date of Valuation.

“Liquidated Operations”, means the valuation of an amount as a result of the combination of one Coverage Operation and its corresponding Operation of Liquidation.

“Operation”, means a Coverage Operation or an Operation of Liquidation, as applicable within the context in which the term “Operation” is used.

“Party” or “Parties” means individually PGPB or the Client, as the case may be, and in the plural it means PGPB and the Client jointly.

“Complied Party”, means the Party to whom it is not imputable any cause of Non Compliance or of agreement termination in accordance with clauses 10.1 and 10.3 of this Contract.

“Non Complied Party”, means the Party to whom some Non Compliance or Termination cause is imputable in accordance with Clauses 10.1 and 10.3 of this Contract.

“Period”, is the time elapsed between the date of beginning and of termination of a Coverage Operation that is established in the Confirmation.

“Consumption Period”, is the time elapsed between the date of beginning and of conclusion of a natural gas consumption, which is specified in the Purchase/Sale Contract.

“Peso”,means the currency of legal tender in Mexico

“Floor”, means the Coverage Operation through which the purchaser establishes a minimum selling price of the Agreed Upon Index, for one Quantity per Consumption Period that are specified in the Confirmation of the Coverage Operation and in accordance with which, when on the Date of Valuation the Agreed Upon Index is lower than the Floor Price, the Purchaser of the Coverage Operation will collect from the seller the difference between the Agreed Upon Index less the Floor Price, multiplied by the Quantity per Consumption Period.

“Fixed Price”, means in relation to any Fixed, the value in Dollars per MMBtu of the Quantity per Consumption Period as specified in the Confirmation referred to in Clause 3.4 of this Contract.

“Fixed Price of 2004-2006” means in relation to any Fixed of 2004-2006, the value in Dollars per MMBtu of the Quantity per Consumption Period as specified in the Confirmation referred to in Clause 3.4 of this Contract.

“Fixed Price 2004 annotated at 6.00 USD/MMBtu”, means in relation to any Annotated Fixed, the value in Dollars per MMBtu of the Quantity per Consumption Period as specified in the Confirmation referred to in Clause 3.4 of this Contract.

“Index Price”, is the price published in the Agreed Upon Index and that is used for the Consumption Period in effect.

“Original Price”, refers to the Fixed Price, Floor Price, Tunnel Price, the Premium or any other agreed upon price and established in the Confirmation.

“Floor Price”, means in relation to any Floor the value in Dollars per MMBtu of the Quantity per Consumption Period as specified in the Confirmation referred to in Clause 3.4 of this Contract.

“Ceiling Price”, means in relation to any Ceiling the value in Dollars per MMBtu of the Quantity per Consumption Period as specified in the Confirmation referred to in Clause 3.4 of this Contract.

“Premium”, is the cost in Dollars per MMBtu of any Coverage Operation Ceiling, Floor or Tunnel established in the Confirmation referred to in Clause 3.4 of this Contract corresponding to said Coverage Operation.

“Daily Balance”, means the amount determined by the algebraic addition of the value of the Adjustments per Coverage of which the Date of Valuation had already occurred and the Adjustment per Coverage had not been invoiced or paid for, plus the amount of the Valuation of Open Operations and the Past Due Interest on Coverage Operations in the event that these were due.

“Ceiling”, is a Coverage Operation that allows the purchaser of same to agree upon the expected value of a price index to a maximum level and in accordance with which, when on the Valuation Date the Agreed Upon Index is higher than the Ceiling Price, the purchaser of the Coverage Operation will collect from the seller the difference between the Agreed Upon Index less the Ceiling Price, multiplied by the Quantity for the Consumption Period.

“Tunnel”, is a Coverage Operation integrated by a Coverage Operation Ceiling and one Floor, in accordance with which: (a) when on the Date of Valuation the Agreed Upon Index is lower or equal to the Ceiling Price and at the same time higher or equal to the Floor Price, the purchaser will not receive any Adjustment per Coverage for this concept; (b) when on the Date of Valuation the Agreed Upon Index is lower than the Floor Price, the purchaser of the Coverage Operation Tunnel type will pay to the seller the difference between the Floor Price less the Agreed Upon Index multiplied by the Quantity per Consumption Period; and (c) when on the Date of Valuation the Agreed Upon Index is higher than the Ceiling Price, the purchaser of the Coverage Operation Tunnel type will collect from the seller the difference between the Agreed Upon index less the Ceiling Price multiplied by the Quantity per Consumption Period.

“Market Values”, is for any Original Price of a Coverage Operation its cost of opportunity at market prices calculated on any date prior to the Valuation Date.

“Present Value” (VP), is the Value at the calculation date of an amount to be paid in the future, which is determined with the following formula:

VP = VF *(1 / (1 +i) N)

Where:

VP = Present Value to the date of calculation

I = Zero coupon rate

N = Number of years in 365 days terms

VF = Future Value

“Valuation of Open Operations”, is the amount to the date of calculation that will result from adding algebraically the product of the Quantity per Consumption Period of the Consumption Periods remaining to be valued and the difference between the Market Value and the Original Price of the Coverage Operation, for all Open Operations.

“Mean Life”, is the time to the average due date of all the payment obligations generated by one or several Coverage Operations. It is determined by the following formula:

VM = (f1t1, + f2 t2 + … + fn tn ) / f1 + f2 + … + fn )

Where:

VM = Mean life

fn = Month of flow

tn = Time to due date, period between the current date and the date in which the corresponding Adjustment for Coverage should be applied.

1.2 Interpretation

Unless otherwise established by the text for this Contract:

(a)	References to “Clause” or “Attachment” will be to the clauses and attachments of this contract.
(b)	The headings of the Clauses and Attachments are used only for convenience and will not be taken into account for the interpretation of same; and
(c)	The words in the singular will include the plural and vice versa.

2. PURPOSE

The purpose of this contract is to establish the framework conditions of economic and judicial nature under which the Parties may execute, under the different types, Coverage Operations, which individually or jointly will not be able to surpass, in no event, the natural gas volumes contracted for under some Purchase/Sale Contract nor extend beyond the effective date of the latter.

3. EXECUTION OF A COVERAGE OPERATION

3.1 Request of estimate

On Working Days between 09.00 hours and 13.30 hours official Mexico City, Federal District time, the Client can request via telephone, e-mail, or fax an offer of estimate of the Coverage Operation required, in the understanding that until PGPB and the Client agree on the terms and conditions of any Coverage Operation, said estimate will only have the character of Informative Estimate.

3.2 Estimate

Once the request from the Client is received, PGPB will provide him via telephone, e-mail or fax an offer of estimate of the required Coverage Operation, in the understanding that until PGPB and the Client agree on the terms and conditions of any Coverage Operation, said estimate will only have the character of Informative Estimate.

3.2.1 Coverage 2004-2006 Estimate.

As part of the 2004-2006 Coverage, through its Internet Webb site PGPB will publish daily and until December 19, 2003, an offer of Fixed Price for the following periods: 2004, 2004-2005 and 2004-2006. The estimate published in accordance with this clause, will be in effect until 17.00 hours of the day of its publication providing the prices do not suffer a variation +/- 5% in the international market.

3.3 Execution of Coverage Operations

When the persons authorized by each one of the Parties, same that are indicated in Attachment 1 – “Authorized Persons”, agree on the terms and conditions of a Coverage Operation, it will be understood that the Parties have executed a Coverage Operation. A coverage Operation will be considered as executed when the Parties have agreed:

1. Type of Coverage Operation;

2. Quantity per Consumption Period

3. Original Price of the type of Coverage Operation;

4. Premium, if it is applicable;

5. Period and Date of Valuation; and

6. Agreed Upon Index.

In the event that the price desired by the Client to close the Coverage Operation is not available in the market, the Client, through any of its Authorized Persons, may be able to place an order to PGPB for the execution of a Coverage Operation (the “Order”), indicating in it, in addition to elements (I) to (vii) indicated above, the term during which the Order will be in effect and its intention to execute the Coverage Operation at the moment that the indicated price becomes available in the market.

Within the term of effectiveness of the Order and as long as the Coverage Operation has not been executed, the Client may request to withdraw or modify the Order at its sole discretion, in the understanding that PGPB will notify the necessary to the Authorized Person(s) once said request has been withdrawn from the corresponding market by PGPB.

3.3.1 Execution of Coverage Operations under the Coverage 2004-2006 Scheme.

For Coverage Operations executed under this scheme, the Coverage Operation will be considered executed when the Client has complied with the requirements indicated below:

1. Delivery of the Letter of Acceptance of the Contract duly filled and signed.

2. Delivery to PGPB of the corresponding Coverage Warranty

3. The notification be made to PGPB of the Quantity per Consumption Period and of the Consumption Periods, at 5.00 P.M. at the latest of the Working Day of the United States in which the corresponding Quotation is published.

3.4 Confirmation

Within the following 48 hours, in which the Client and PGPB had agreed on the terms and conditions of a Coverage Operation, PGPB must forward to the Client a Confirmation in writing via fax, e-mail or any other means using the format of Attachment 2 – “Confirmation Format”. In case of using a means other than fax or e-mail, this will have to be mutually annotated between the Parties and confirmed in writing,

3.5 Lack of Confirmation

In case that PGPB does not send the Confirmation within the lapse of time on Clause 3.4, the Client will have the right to forward to PGPB a Confirmation using the format of Attachment 2 – “Confirmation Format” of this Contract no later than 17.00 hrs. of the second Working Day following the Day in which the Coverage Operation had been executed.

Both Parties will have the right to object to the contents and/or scope of the Confirmation in writing within the two (2) Working Days following the date of forwarding of same. In the event that one of the Parties does not agree with the objections presented by the other Party, and the latter could not be resolved with the Electronic Recording or when this does not exist, the Parties will gather to reach an agreement on the Terms and Conditions of the executed Coverage Operation within the five (5) Working Days following the date of forwarding of the objection to the Confirmation. With respect to any Coverage Operation, the Confirmation and this Contract jointly will constitute the Terms and Conditions of said Coverage Operation. If the parties can not resolve the controversy by common agreement, they will abide by the dispositions on Clause 11.11 of this Contract.

3.6 Liquidation of Coverage Operations

The Client will have the right to liquidate any Coverage Operation in whole or in part before the Date of Valuation specified in the corresponding Confirmation, through the execution of a Liquidation Operation, as indicated in this Clause 3. The adjustment for Coverage generated by the liquidation of Coverage Operations will be invoiced in accordance with the provisions of Clause 4 of this Contract as it refers to the Calculation of Liquidated Operations.

Subject to the dispositions of Clause 10 of this Contract, in case there is any Non Compliance or cause for termination of this Contract, the Complied Party will have the right, without responsibility and without a judicial declaration, to cancel in whole or in part the corresponding Open Operation or to rescind or terminate this Contract proceeding to the cancellation of all Open Operations, through the execution of one or several Liquidation Operations, as stipulated in this Clause 3.6.

Only for the cases of Non Compliance and of Termination outlined in Clauses 10.1.2, and 10.1.3, section (a), the Liquidation Date could be equal to the date on which the Complied Party notifies the Non Compliance or cause of Termination to the Non Complied Party, and without the need that there be an acknowledgement of receipt by the Non Complied Party. For this effects, and for any other assumption of Non Compliance or cause for Termination of this Contract, the Client is in agreement that PGPB execute any Liquidation Operation to proceed to the total or partial cancellation of the corresponding Coverage Operation(s) without the need for any instruction with respect to the latter.

3.7 Authorized Personnel

On Attachment 1 – “Authorized Persons”, the Client designates those legitimated individuals to execute Coverage Operations in accordance with this Contract.

On Attachment 1 – “Authorized Persons”, PGPB designates those legitimated individuals to respond to the requests for quotation from the Client and to execute Coverage Operations with respect to said quotations in accordance to this Contract.

The parts agree to commit themselves to notify the other part in writing, in an opportune manner, of any change in the individuals designated in Attachment 1 – “Authorized Persons”. Said notification will replace the previous Attachment 1 – “Authorized Persons” without the need for the signature of a modifying agreement to this Contract, in order to make such changes.

All the Authorized Persons from both Parties should have the sufficient powers in accordance with the Applicable Laws to execute the operations contemplated in this Contract. For these effects, the Client recognizes that the Persons Authorized by him on Attachment 1 will act as factors and that, therefore, he will be obligated in all the acts and operations that they execute under this Contract.

4.	CALCULATION OF ADJUSTMENTS PER COVERAGE

4.1 Calculation of Adjustment by Coverage for one Fixed

(a)	Calculation for the Valuation Date

For the Coverage Operations in which the Client is purchaser of a Fixed, the Adjustment per Coverage will be the result of multiplying the Quantity per Consumption Period by the difference between the Fixed Price of the Coverage Operation and the Index Price.

For the Coverage Operations in which the Client is seller of a Fixed, the Adjustment per Coverage will be the result of multiplying the Quantity per Consumption Period by the difference between the Index Price of the Coverage Operation and the Fixed Price.

(b)	Calculation for Liquidated Operations

For the Liquidation Operations, the Adjustment per Coverage for each Consumption Period will be the product of the Quantity per Consumption Period and the difference between: the Fixed Price of the purchase Operation and the Fixed Price of the sale Operation when the client is the purchaser, in the case that the Client be the seller of the Fixed, the Adjustment per Coverage for each Consumption Period will be the product of the Quantity by the Consumption Period and the difference between: the Fixed Price of the sale Operation and the Fixed Price of the Purchase Operation.

4.2 Calculation of the Adjustment per Coverage for a Ceiling

(a)	Calculation for the Valuation

For the Coverage Operations in which the Client is the purchaser of a Ceiling, the calculation will be:

(i) If the Index Price is lower than the Ceiling Price, the Coverage Adjustment will be in favor of PGPB and will be the result of multiplying the Premium by the Quantity per Consumption Period.

(ii) If the Index Price is higher than the Ceiling Price, the Adjustment per Coverage will be the result of multiplying the Premium by the Quantity per Consumption Period discounting the intrinsic value. The intrinsic value will be the difference between the Index Price and the Ceiling Price multiplied by the Quantity per Consumption Period.

For the Coverage Operations in which the Client is the seller of a Ceiling, the calculation will be:

(i) If the Index Price is lower than the Ceiling Price, the Adjustment per Coverage will be in favor of the Client and it will be the Premium multiplied by the Quantity per Consumption Period.

If the Index Price is higher than the Ceiling Price, the Adjustment per Coverage will be the result of multiplying the Quantity per Consumption Period by the Premium discounting the intrinsic value. The intrinsic value will be the difference between the Ceiling Price and the Index Price multiplied by the Quantity per Consumption Period.

(b)	Calculation for Liquidated Operations

The Adjustment per Coverage for each Consumption Period will be the Quantity per Consumption Period and the difference between the Premium of the purchase Operation and Premium of the Operation of the Ceiling, when the Client be the purchaser of the Ceiling and when the Client be the seller of the Ceiling, the Adjustment per Coverage for each Consumption Period will be the Quantity per Consumption

Period and the difference between the Premium of the Operation of sale of the Ceiling and the Premium of the Operation of Purchase of the Ceiling. The Ceiling Price of the Operation of purchase and of the Operation of sale must be equal to be considered as Liquidated Operations.

4.3 Calculation of the Adjustment per Coverage for a Tunnel

(a)	Calculation for the Valuation Date

For the Coverage Operations Tunnel type the calculation will be:

(i) If the Index Price is higher than the Floor Price and lower than the Ceiling Price, the Adjustment Per Coverage will be Zero.

(ii) If the Index Price is lower than the Floor Price, the Adjustment per Coverage will be the result of multiplying the Quantity per Consumption Period by the intrinsic value. The intrinsic value will be the difference between the Floor Price and the Index Price multiplied by the Quantity per Consumption Period.

(iii) If the Index Price is higher than the Ceiling Price, the Adjustment per Coverage will be the result of multiplying the Quantity per Consumption Period by the intrinsic value. The intrinsic value will be the difference between the Ceiling Price and the Index Price multiplied by the Quantity per Consumption Period.

In case that the Operation had an established Premium in the Confirmation, the product of the Premium by the Quantity per Consumption Period must be added to the previous calculation.

(b)	Calculation for Liquidated Operations

The Adjustment per Coverage for each Consumption Period will be the product of the Quantity per Consumption Period and the difference between the Premium of the sale Operation and the Premium of the purchase Operation. The Ceiling Prices of the Operation of purchase and of the Operation of sale must be equal, as well as the Floor Prices of the Operation of purchase and of the Operation of sale, for these to be considered as Liquidated Operations.

4.4 Calculation of Adjustment per Coverage for one Floor

(a)	Calculation for the Valuation Date

For the Coverage Operations in which the Client is the seller of one Floor, the calculation will be:

(i) If the Index Price is higher than the Floor Price, the Adjustment per Coverage will be in favor of the Client and will be the result of multiplying the Premium by the Quantity per Consumption Period.

(ii) If the Index Price is lower than the Floor Price, the Adjustment per Coverage will be the result of multiplying the Premium by the Quantity per Consumption Period and discounting the intrinsic value. The intrinsic value will be the difference between the Floor Price and the Index Price multiplied by the Quantity per Consumption Period.

For the Coverage Operations in which the Client is the purchaser of one Floor, the calculation will be:

(i) If the index Price is higher than the Floor Price, the Adjustment per Coverage in favor of PGPB will be the result of multiplying the Premium by the Quantity per Consumption Period.

(ii) If the Index Price is lower than the Floor Price, the Adjustment per Coverage will be the result of multiplying the Premium by the Quantity per Consumption Period discounting the intrinsic value multiplied by the Quantity per Consumption Period.

(b)	Calculation for Liquidated Operations

The Adjustment per Coverage for each Consumption Period will be the product of the Quantity per Consumption Period and the difference between the Premium of the Operation of sale of the Floor and the Premium of the Operation of purchase of the Floor when the Client is the seller. For the case in which the Client be the purchaser of the Floor, the Adjustment per Coverage for each Consumption Period will be the product of the Quantity per Consumption Period and the difference between the Premium of the Operation of purchase of the Floor and the Premium of the Operation of sale of the Floor. The Floor Price of the Operation of Purchase and of the Operation of sale must be equal in order to be considered as Liquidated Operations.

4.5 Calculation of Adjustment per Coverage for one Fixed of 2004-2006

(a)	Calculation for the Valuation Date

For those Coverage Operations in which the Client is the purchaser of a Fixed of 2004-2006, the Adjustment per Coverage will be the result of multiplying the Quantity per Consumption Period, by the difference between the Fixed Price of 2004-2006 and the Index Price.

(b)	Calculation for Liquidated Operations

For the Liquidation Operations, the Adjustment per Coverage for each Consumption Period will be the product of the Quantity per Consumption Period by the difference between the Fixed Price of 2004-2006 and the Fixed Price of the Operation of sale. In addition to the above, the Cost of Recuperation of the operation will be added.

4.6 Calculation of Adjustment for Coverage of a Fixed 2004 annotated to 6.00 USD/MMBtu.

(a)	Calculation for the Valuation Date

For the Operations of Coverage in which the Client is buyer of a Fixed 2004 annotated at 6.00 USD/MMBtu, the Adjustment per Coverage will be realized in accordance to the following:

(i) If the Index Price is higher than the Fixed Price annotated at 6.00 USD/MMBtu, and inferior to 6.00 USD/MMBtu, the Adjustment per Coverage will be the difference between the Fixed Price annotated at 6.00 USD/MMBtu and the Index Price multiplied by the Quantity per Consumption Period, or

(ii) If the Index Price is lower than the Fixed Price 2004 annotated at 6.00 USD/MMBtu, the Adjustment per Coverage will be the difference between the Fixed Price annotated at 6.00 USD/MMBtu and the Index Price multiplied by the Quantity per Consumption Period, or

(iii) If the Index Price is higher than 6.00 USD/MMBtu, the Adjustment per Coverage will be the difference between the Fixed Price annotated at 6.00 USD/MMBtu and 6.00 USD/MMBtu multiplied by the Quantity per Consumption Period.

(b)	Calculation for Liquidated Operations

For Operations of Liquidation, the calculation of the Adjustment per Coverage for each Consumption Period will be the product of the Quantity per Consumption Period by the difference of the Fixed Price 2004 annotated at 6.00 USD/MMBtu less (i) the Fixed Price of the Operation of Sale, less (ii) the Ceiling Price at 6.00 USD/MMBtu of purchase. In addition to the above, the Cost of Recuperation of the operation will be added.

4.7 Verification of Coverage for 2005-2006

Those clients who executed a Coverage Operation type Fixed 2004 annotated at 6.00 USD/MMBtu, will have the obligation to realize Coverage Operations for the Consumption Period 2005 – 2006, for the same Quantity per Consumption Period contracted for on 2004.

For those clients that will not realize the contracting of Coverage Operations with PGPB for the Consumption Period 2005 – 2006, must deliver to PGPB before June 30, 2004, a certificate or evidence from the counterpart with whom they realized the Coverage Operations, that will prove in an indubitable manner that these were covered during such period, and that contains at least the following information: Name of the Counterpart, Name of the Client, Instrument of Coverage, Price of the Coverage Operation, volume and a Agreed upon period.

In the event that the client does not prove indubitably to PGPB, before June 2004, with the certificate or evidence mentioned above, that he in fact realized coverage for the period 2005-2006 for the same amount of volume covered under this scheme, he will pay PGPB the following, and must conserve the coverage for 2004:

a) During the month of July, the cost of recuperation for the six months elapsed and,

b) From July to December 2004 the cost of Recuperation for the Quantity of the Consumption Period for each one of the remaining periods.

In the event that the client proves to have realized the coverage for 2005 –2006 for a volume lower than the one contracted for in 2004, the payment of the above will be made in a manner proportional to the amount not covered.

4.8 Calculation of Adjustment per Coverage of Other Coverage Operations.

The parties expressly agree that they will not contract instruments different to those stipulated in this Contract. In case that the need to incorporate different instruments is foreseen, the Parties will make in writing the necessary amendments to this Contract, incorporating the description of the purpose and the effects of the additional instruments in the understanding that the corresponding Adjustment per Coverage will be made in accordance with the general practices of the market, and that the Original Price of the Coverage Operation will always be compared against the annotated Index or in its case the price of liquidation multiplied by the Quantity per Consumption Period.

4.9 Non Availability of the Agreed Upon Index

In the event that for any cause the source that reports the Indexes used for the calculation of the Annotated Index is suspended, does not publish said indexes, or is not available for the effects of the calculation of the Adjustment per Coverage, the Alternative Secondary Source of Prices will be applied in accordance with Attachment 3 – “Alternative Sources of Prices”, of this Contract where the Alternative Sources of Prices are listed.

Notwithstanding the above, the Parties may agree on any source of price different to the Alternative Sources of Price stipulated in Attachment 3 if and when said sources of price are stipulated in the Confirmation.

5. INVOICING OF ADJUSTMENTS PER COVERAGE

5.1 Invoicing on the Valuation Date

The Coverage Operations executed between PGPB and the Client will be able to generate Adjustments per Coverage. The Adjustments per Coverage will be issued through one or several notes of credit, when the result of the Adjustmenr per Coverage is negative or through invoices in addition to the ones issued by PGPB for the purchase of natural gas through the Purchase/Sale Contract when the results of the Adjustment per Coverage is positive, which will be paid for or collected with the same terms of payments established in the Purchase/Sale Contract or at any other time agreed upon by the Parties.

In the event that the Adjustment per Coverage is an amount in favor of the Client and this is higher than the amount invoiced for consumption of natural gas, the remaining amount in concept of the Adjustment per Coverage will be paid to the Client through the issuance by PGPB of a subsequent note of credit for the concept of Adjustment per Coverage. Said note of credit could be applied on the due date of subsequent invoices under Purchase/Sale Contract, until de Adjustment per Coverage is completed.

In the event that the Purchase/Sale Contracts between the Parties have been terminated, and there are balances in favor of the Client, the Client may request reimbursement of the balance though written notification to PGPB, indicating and enclosing the following: (a) the amount of the balance in favor of the Client, (b) bank account number and name of the bank, and (c) an invoice issued in accordance with the Applicable Laws in the amount of the corresponding balance, so that PGPB make the corresponding deposit within the thirty (30) days following receipt by PGPB of the notification mentioned in this paragraph.

In the event the Purchase/Sale Contracts between the Parties have been terminated, and there are balances in favor of PGPB, the Client will have five (5) Working Days to make the respective payment, counted as of the Working Day following the date of the notification by PGPB. The notification from PGPB must likewise comply with all the requirements set forth in preceding paragraph.

5.2 Invoicing for voluntary Liquidation of Open Operations

The Client may execute Coverage Operations contrary to the ones originally agreed upon for the purpose of fixing the Market Value of said operations, which should coincide, in so far as their Valuation Dates with the Coverage Operations initially agreed upon. These operations can be for 100% of the Quantity per Consumption Period of the Coverage Operations initially agreed upon or for part of them.

Once the Market Value of the Coverage Operations that he wishes to terminate through a Liquidation Operation has been fixed, the Client may request the Adjustment per Coverage resulting from said Coverage Operations, before the Valuation Date. This Adjustment per Coverage will be calculated in Dollars as the Present Value of the Adjustments per Coverage for each Consumption Period discounted at a rate negotiated by PGPB with the Client that: (i) will reflect the funding cost of Petroleos Mexicanos in Dollars, and (ii) is consistent with the Mean Life of the Coverage Operation. The calculation of the Present Value will consider the date on which the Adjustment for Coverage requested by the Client would apply.

For the quantification of the amount in pesos, the exchange rate published by Banco de Mexico in the Official Daily of the Federation one Working Day before the date of the Adjustment for Coverage will be used, and in the event it is not available, the index substituting it in accordance with the Applicable Laws will be used.

In the event that Purchase/Sale Contracts between the Parties has been terminated, and there are balances in favor of the Client, the Client may request through written notification to PGPB that these be reimbursed, indicating and enclosing the following: (a) the amount of balance in favor of the Client, (b) bank account number and name of the bank, and (c) an invoice issued in accordance with the Applicable Laws for the amount of the corresponding balance, so that PGPB make the corresponding deposit within a lapse of thirty (30) Days following the date of receipt by PGPB of the notification mentioned in this paragraph.

In the event that Purchase/Sale Contracts between the Parties had been terminated, and there are balances in favor of PGPB, the Client will have five (5) Working Days to make the respective payment, counted as of the Working Day following the date of the notification by PGPB. The notification by PGPB must likewise comply with all of the requirements mentioned in the preceding paragraph.

5.3	Invoicing of Liquidation Operations for Non Compliance

In the event that a Liquidation Operation for Non Compliance in accordance with the provision of this Contract is realized, the resulting Adjustment per Coverage of said Operation, in accordance with the calculation described in Clause 5.2, should there be one, will be subject to the following:

(i) In the event that such balance results in favor of PGPB, it will be invoiced in an specific manner for this concept. The Client will have five (5) Working Days to make the respective payment, counted as of the Working Day following the date of receipt of the notification from PGPB.

(ii) In the event that said balance results in favor of the Client, the balance will be paid by PGPB to the Client through the issuance of a posterior note of credit, for the concept of Adjustment per Coverage, within five (5) Working Days following the date of notification of the Liquidation operation by one of the Parties. Said note can be applied on the due date of subsequent invoices issued under any Purchase/Sale Contract for up to the total of said notes, providing that the Purchase/Sale Contract is kept in effect. In the event that there is no Purchase/Sale Contract in effect, PGPB will pay the Client in accordance with the provisions of Clause 5.2, as it may apply.

5.4 Obligatoriety of the Adjustments per Coverage

For the Coverage Operations executed between PGPB and the Client that generate an Adjustment per Coverage, the terms of payment agreed upon in the Purchase/Sale Contract will apply, providing that in the Confirmation of Coverage there is no different date set. This Adjustment per Coverage will be mandatory and will be invoiced independently of the invoices of the Purchase /Sale Contract. The payments referred to in this Clause will apply in the first place to the Past Due Interest (should there be any) and secondly to the Adjustments per Coverage.

5.5 Non Compliance in the Payment of the Adjustments per Coverage

In the event that any of the Parties does not comply with the payment of invoices in which Adjustments per Coverage are applied, the non complying Party will be subject to the same consequence stipulated in the Purchase/Sale Contract as it refers to the provisions for non compliance in the payment of invoices.

6. NON COMPLIANCE IN THE RECEPTION OR NOMINATION OF

VOLUMES SUBJECT TO AN OPERATION OF COVERAGE

Notwithstanding the obligations of the Parties under the Purchase/Sale Contract, any non-compliance by the Parties under the respective Purchase/Sale Contract will not release the obligations of the Parties with respect to the Operations of Coverage executed under this Contract.

In the event that the Client does not consume the firm volume under the respective Purchase/Sale Contract without justified cause for more than one (1) Consumption Period and there are Operations of Coverage on said volume, PGPB will be able to notify the Client about such situation and the Client must inform PGPB of said situation no later than five (5) Working Days after receipt of said notification by PGPB.

If the notification of justification on behalf of the Client referred to in the preceding paragraph, is not received within the five (5) Working Days following the notification from PGPB requiring the justification, PGPB will have the right without responsibility and without judicial declaration, to liquidate totally or partially any Operation of Coverage before the Valuation Date specified in the corresponding Confirmation, through the execution of a Liquidation Operation, as stipulated in Clause 3, without this Contract being rescinded.

If the Client does not document the situation in a manner satisfactory for PGPB, in the understanding that PGPB will not be able to refuse such documentation in an unjustified manner, the Parties may resort to the procedure for resolution of controversies under the mode of independent expert in accordance with Clause 11.11, section (b) of this Contract.

In the event that the controversy is resolved in favor of PGPB, PGPB will have the right without responsibility and without judicial resolution, to liquidate in whole or in part any Operation of Coverage before the Valuation Date specified in the corresponding Confirmation, through the execution of an Operation of Liquidation, as stipulated in Clause 3, without rescission of this Contract.

7. NOTIFICATION OF ADJUSTMENTS PER COVERAGE

7.1 Notification on behalf of PGPB

Two (2) Working Days after the Valuation Date with respect to each Coverage Operation at the latest, PGPB will notify the Client in writing of the following:

(a) The amount of any Adjustment per Coverage; and

(b) The calculation of said Adjustment per Coverage, with all the relevant data for said calculation as they were previously agreed to by the Parties and documented in the Confirmation, including without limitation the Quantity per Consumption Period, the Fixed Price, Floor Price or Ceiling Price, or any other type of Coverage Operation as the case may be, the Annotated Index as well as any Premium, etcetera, in accordance with Attachment 4 – “Notification of Valuation Instruments”.

In the event that PGPB does not forward the notification within the term established in this Clause 7.1, the Client will have the right to send PGPB a notification using the format of Attachment 4 ‘ Notification of Valuation of Instruments”, of this Contract.

In the event that the notification referred to in the preceding paragraph is not prepared by any of the Parties, these agree that the terms and conditions that will govern the valuation of the Coverage

Operations whose Valuation Date has passed, will be those registered in the Confirmation referred to in Clause 3.4 of this Contract.

7.2 Acceptance of the Notification

The notification referred to in Clause 7.1 will become definitive when it is received in accordance with Clause 11.1 of this Contract, except for evident error in the calculation or unless the receiver presents to the other Party, in writing, his unconformity with respect to the calculations contained in such notification, no later than three (3) Working Days after receipt of same, showing in detail the nature of such unconformity. Once this unconformity is received, PGPB and the Client will negotiate within the three (3) Working Days following the solution of the discrepancies in the calculation contained in the notification mentioned. If the Parties can not resolve the controversy by mutual agreement they will abide by the provision s of Clause 11.11 of this Contract.

8. VALUATION OF OPEN OPERATIONS

8.1 Valuation of Open Operations

For each Working Day, PGPB will perform a Valuation of Open Operations, in accordance with the provisions of Clause 8.3 of this Contract. PGPB will provide the Client by telephone or through any other means agreed upon by the Parties, the Valuation of Open Operations each time that the Client so requires, at the latest on the following Working Day after the request is received. In the understanding that PGPB can only provide the calculation memory of the Valuation of Open Operations of the Day the request is made.

Likewise, PGPB will be able to provide the Client one memory of calculation of the Valuation of Open Operations each time that the Client so requires, no later than the Working Day following receipt of such request. In the understanding that PGPB will only be able to provide the memory of calculation of the Valuation of Open Operations of the Day in which the request is made.

8.2	Calculation of Market Values for the Establishment of Collateral Warranties

For the effects of this Clause 8, the Market Values will be obtained from quotations obtained in the Stock Market and in the Extra Stock Market of the United Sates of America.

The Client has the right to object to the calculation of the Market Values or of the Valuation of Open Operations in accordance with this Clause, however, this right does not exempt the Client from the establishment of Collateral Warranties in the event that they are required, except in the case of evident error. For such effects, PGPB will deliver or receive the amount corresponding to such calculations and will make the corresponding correction once an agreement is reached.

If the Client objects to the determination of the Market Values established in this Clause 8.2, he will so notify PGPB in writing within the Working Day following the receipt of such calculation. If the Parties can not resolve the controversy by common agreement within one (1) Working Day following the notification, the Parties will abide by the procedure established in Clause 11.11 section (a).

8.3 Calculation methodology for the determination of the amount of the Valuation of Open Operations

The amount of the Valuation of Open Operations will be the amount resulting at the date of calculation of adding algebraically the product of the Quantity per Consumption Period of the Consumption Periods that remain to be valued and the difference between the Market Value and the Original Price of the Coverage Operation, for all Open Operations.

8.4 Calculation methodology for the determination of the client’s Daily Balance

The Client’s Daily Balance will be calculated on Working Days and will be the result of the algebraic sum of:

(a) The Valuation of the Open Operations

(b) The value of the Coverage Operation or Operations whose Valuation Date had already occurred and the Adjustment per Coverage had not been invoiced and paid for; and

(c) The value of the interest past due for Coverage Adjustments, should there be any.

For the purposes of realizing the calculation of Client’s Daily Balance, all the amounts calculated in Dollars will be converted into Pesos in accordance with the following:

(i) For the value of the Operations of Coverage whose Valuation Date had already occurred and the Adjustment per Coverage had not been invoiced, the stipulations in Clause 11.15 will be used;

(ii) For the case of the calculation of the Valuation of Open Operations, the rate of exchange that the Banco de Mexico publishes in the Official Daily of the Federation the day prior to the one when the calculation is made as rate of exchange of commercial operations in foreign currency (Peso/Dollar) will be used.

9. CREDIT CONDITIONS AND ESTABLISHMENT OF WARRANTIES

9.1 Credit Conditions to realize Coverage Operations

PGPB will require from the Client the presentation of Coverage Warranties for the amount that will be defined prior to the realization of said Coverage Operation(s), which will depend on the Quantity per Consumption Period, type of operation and term of same. These Coverage Warranties must be established before PGPB prior to contracting the Coverage Operations and will conform the Operative Limit for Coverage.

9.2 Exemption of the deposit of Coverage Warranties

The Client will not be required to deposit Coverage Warranties, when the Credit Committee, based on the financial rating and credit history of the Client, so authorizes it. In the event that the Client loose the exemption referred to in this Clause, his Operative Limit will be Zero, and will therefore have to deposit the necessary Coverage Warranties.

9.3 Establishment and Liberation of Collateral Warranties

The Parties agree that the Client will be obligated to establish Collateral Warranties when the Daily Balance is higher than his Operative Limit for Coverage and that he should maintain them in effect during the time that such situation persists.

The Collateral Warranties must be established no later than two (2) Working Days following the date of notification by PGPB to the Client. In case that the Client does not establish the corresponding Warranty within the established term, PGPB may proceed to the liquidation of the Client’s Open Operations, in the understanding that the Date of Liquidation may be equal to the date in which PGPB notifies the Non Compliance to the Client and without the need of acknowledgement of receipt of the Non Compliance notification from the Client. For these effects, the Client is in agreement that PGPB execute any Operation of Liquidation to proceed to the total or partial cancellation of the corresponding Coverage Operation(s) without the need of any instruction with respect to the latter.

When the Daily Balance is lower than his Operative Limit for Coverage, PGPB, at the Client’s request, will make the liberation of the Collateral Warranties no later than two (2) Working Days following the date of receipt of the request that the Client presents to PGPB in writing.

The placement of the Collateral Warranties in the form of cash deposits, must be made through bank transference in the account that PGPB will designate for such purposes and notify the Client in writing. To this effect, the Client will deliver or send via e-mail or fax, no later than at 14.00 hours of the last day of the stipulated term, a copy of the deposit slip or of the confirmation of the electronic transaction containing at least: (i) number of the account of origin, (ii) number of the destination account, (iii) amount of the transaction and (iv) number of confirmation or reference of the bank transference.

The liberation of the Collateral Warranties in the form of cash deposits, must be made through bank transfer on the account that the Client designates in writing, fulfilling the requirements established in the preceding paragraph for the Client.

9.4 Exemption of the Deposit of Collateral Warranties.

No Collateral Warranties will be required for those Coverage Operations that are contracted within the Coverage 2004 – 2006 program.

10. CAUSES AND EFFECTS OF RESCISION AND TERMINATION

10.1 Causes for Rescission

Subject to the dispositions of clause 10.2 and 3.6, and without prejudice of any other legal right or recourse derived from this Contract or of any other source, the Complied Party may rescind this Contract or liquidate the corresponding Coverage Operation in the occurrence of any of the following events (henceforth, jointly as the “Non Compliance” and individually the “Non Compliance”):

10.1.1 Non Compliance by either of the Parties:

(a) Any declaration made by one Party under this Contract that turns out to be false or incorrect and/or puts at risk or in doubt the compliance of the obligations under his responsibility derived from this Contract or from the Coverage Operation(s) executed under same.

10.1.2 Non Compliance of the Client:

(a) The lack of payment of the amounts due in accordance with this Contract.

10.1.3 Non Compliance of PGPB:

(a) The lack of return of the warranties granted by the Client to PGPB, when such return is legally warranted in accordance with this Contract, or

(b) The lack of issuance of notes of credit or the lack of payment in cash in favor of the Client when said notes of credit are legally warranted in accordance with this Contract.

10.2 Notification and period of remedy

In the event that the Complied Party has the intention of rescinding this Contract under clause 10.1, it will so notify the Non Complied Party indicating the Non Compliance imputed. Then, the Non Complied Party will have a term of (a) 30 (thirty) Days; plus (b) the additional term that, in the case, the Complied Party may grant, to remedy at its satisfaction the Non Compliance in question. Such term will start counting as of the Day following the notification; and this is in the understanding that during this term, as long as the Non Compliance event subsists, the Non Complied Party will not be able to realize other Coverage Operations except the Operations of Liquidation and those that in its case, the Complied Party may accept. Likewise, it is assumed that the Complied Party will not be able to Liquidate the Coverage Operations that are in effect during such term except as stipulated in the last paragraph of Clause 3.6.

10.3 Causes for Termination

Through the notification in writing made to the other party and the occurrence of any of the events listed in this Clause, any of the Parties may, without the need of judicial declaration, terminate this Contract and/or liquidate the Operation(s) of Coverage that are in effect on such moment.

10.3.1 Causes for termination common to the Parties:

(a) The termination of the Purchase/Sale Contract(s)

(b) The lack of payment of the amounts due under any Purchase/Sale Contract

(c) For written notification of one Party to the other to terminate this Contract, providing that there is no Coverage Operation in effect and/or there is some obligation pending fulfillment;

(d) Any change in the Applicable Laws that prevent any of the Parties from continuing the purpose of this Contract.

10.3.2 Causes for termination imputable to the Client

(a) The lack of granting of the Coverage Warranty or of the Collateral Warranties in accordance to this Contract

(b) The lack of granting of the warranty(ies) under the Purchase/Sale Contract;

(c) When the Client initiates procedures to be declared in insolvency, bankruptcy, promotes or is subject of some reorganization decreed under judicial order, seeks the benefit of any law to free debtors, makes any cession in favor of creditors due to incapacity to fulfill his obligations before them, admits in writing his impossibility to pay debts in general upon their due date, or carries out any other act generally recognized as of insolvency;

(d) The issuance of any resolution or judicial order declaring the Client to be in insolvency, that he approve a petition requesting his reorganization, that he approve a petition requesting the enforcement of some law to free his debtors, or decrees or orders the dissolution or liquidation of the Client.

10.4 Effects of the Rescission and Termination

The Complied Party will include in the writ of notification of the Non Compliance or of Termination, the Date of Liquidation and the Quantity per Consumption Period and any information that is necessary for the calculation of Amounts Due with respect to the corresponding Operation of Liquidation.

All the Open Operations to the Date of Liquidation will be cancelled by PGPB on the Working Day following the date indicated as term for the rescission or termination, as the case may be, through the execution of an Operation of Liquidation that will effectively terminate the Coverage Operations(s) originally executed. However, this is without prejudice of the provisions of Clause 3.6 of this Contract.

10.5 Amounts due with Respect to Operations of Liquidation

In the event that any notification of Operations of Liquidation is forwarded in accordance with the preceding Clause 10.4, PGPB will calculate the net interest due from all the Operations of Liquidation. For such calculation, PGPB will calculate and notify the Client of such amounts within a term no longer than five (5) Working Days after the Date of Liquidation as may correspond.

Such amounts will be determined as describe below:

(i) The amount to the Date of Liquidation that results by adding algebraically the product of the Quantity per Consumption Period of the Consumption Periods remaining to be vaulted and the difference between the price of the Operations of Liquidation and the Original Price of the Coverage Operation, for all Open Operations that have to be cancelled in which the Client is the seller; the amount to the Date of Liquidation that result by adding algebraically the product of the Quantity per Consumption Period of the Consumption Periods remaining to be vaulted and the difference between the Original Price and the price of the Operations of Liquidation, for all the Open Operations that have to be cancelled in which the Client is the purchaser;

(ii) The amount that results by adding algebraically the product of the Quantity per Consumption Period of the Consumption Periods remaining to be vaulted and the Premiums owed by the Client;

(iii) The amount that results by adding algebraically the product of the Quantity per Consumption Period of the Consumption Periods remaining to be vaulted and the Premiums owed to the Client;

(iv) In its case, all the expenses and costs duly documented and related only with respect to the rescission or termination of the Contract, as the case may be, including fees and attorney’s expenses, in which the Complied Party may have incurred; and

(v) Any unpaid amount owed to the Complied Party in accordance with this Contract.

The amount to be invoiced will be the result of the algebraic sum of the amounts in the preceeding sub-sections (i), (ii), (iv) and (v)

This amount will be invoiced in accordance with Clause 5.3 of this Contract.

If PGPB does not forward said notification within the term established in this Clause 10.5, the Client will have the right to forward said notification to PGPB.

If the Non Complied Party objects to the determination of the Prices of the Operations of Liquidation, it will so notify in writing to the Complied Party within the two (2) Working Days after receipt of said calculation. If the Parties can not resolve the controversy by mutual agreement within the two (2) Working Days following the notification, in view of such controversy, the parties will abide by the procedure established on Clause 11.11, section (a). Notwithstanding the above, and except for evident error, the Non Complied Party will not have the right to object to the Prices of the Operations of Liquidation realized by the Complied Party, if said Price is reasonably consistent with the Market Value of at least three (3) of the Leading Dealers.

10.6 Payment of the Amounts Owed

Once the amount described in Clause 10.5 of this Contract has been determined, the following will apply:

(a) If the sum is an amount in favor of PGPB, the latter will invoice said amount and the Client will be obligated to pay it within the five (5) Working Days after the date of the corresponding notification made by PGPB;

(b) If the sum is an amount in favor of the Client, PGPB will make the payment of such amounts through an Adjustment per Coverage just as described in Clause 5.3 of this Contract.

10.7 Reference for the Determination of the Market Values

For the purposes of this Contract, the Parties may agree that the Market Value may be determined for any Operation of Liquidation for Non Compliance, through the arithmetical average of at least two (2) estimates of the value of the Operations to the date notified as Date of Liquidation provided by the companies that could be classified as Leading Dealers, chosen by the Parties making the calculation with said estimates that will represent:

(a) The amount that said companies would pay to the party requesting said estimate with respect to said Liquidated Operation for non compliance, and

(b) The amount that the party requesting said estimate would have to pay to said companies on the Date of Liquidation, taking into consideration an agreement between said party and said companies to execute an Operation of Coverage which would have the effect of maintaining for said party the economic equivalent of the remaining rights and obligations of payment under said Liquidated Operation for non compliance.

10.8 Taxes

Each one of the Parties will comply with the payment of the contributions, taxes and other taxations that in accordance with the Applicable Laws they have the obligation of covering, during the effectiveness, execution and compliance of this Contract and its Attachments.

11. GENERAL PROVISIONS

11.1 Notifications

Any notification, communication or request between the Parties will be made on Working Days, between 9.00 and 18.00 hours, in writing, with acknowledge of receipt, or any other electronic means agreed to by the Parties where there is a record of the issuance and reception of the communication. When the notifications, communications or requests are sent and received via fax, in addition to the corresponding proof of receipt, the sender should verify via telephone the reception of the document by the addressee.

Except for any provision to the contrary in this Contract, the Parties agree that all notifications, communications or requests made under it, will become effective the Working Day following its receipt by the Party to which addressed, according to the date of the acknowledgment of receipt or proof of receipt.

For these effects and except for any provision to the contrary in this Contract, the Parties agree that the notifications, communications or requests should be made to one of the persons designated as contacts in this Clause to the domicile, telephone number, fax and/or electronic mail:

Of the Client:

Domicile: Insurgentes Sur, NR. 1971, Torre 3, 6TH. Floor, Colonia Guadalupe Inn, C.P. 01020, Mexico, Federal District

Contacts:

Name: Pablo Gerardo Lopez Sanches

Telephone: 5322-4870

Fax: 5322-4896

e-mail: pablo.lopezs@rhodia.com.mx

Name: Lilian Diaz Gonzalez Gallardo

Telephone: 5322-4823

Fax: 5322-4898

e-mail: lilian.diaz@rhodia.com.mx

For PGPB:

Domicile: Av. Marina Nacional # 329, Edificio B1, Piso 9, Col. Huasteca, Mexico, D.F. 11311

Contacts:

Name: Javier R. Lopez Ramos

Telephone: 52- 32 –59- 52 to 55.

Fax: 52-32-60-10 and 52-32-60-13.

Electronic mail: jvlopez@gas.pemex.com

Name: Griselda Cervantes Padilla.

Telephone: 52- 32 –59- 52 to 55.

Fax: 52-32-60-10 and 52-32-60-13.

Electronic mail: gcervantes@gas.pemex.com

11.2 Domicile for Payment of Coverage Operations

The Parties agree and establish that for payment of the amounts owed for the concept of valuation of Coverage Operations and of valuation of the Operations of Liquidation, the domicile to fulfill said obligation will be the one established in the Purchase/Sale Contract.

11.3 Electronic Recording of Telephone Conversations

The Parties accept in this Contract:

(a) That Electronic Recordings be made of any telephone conversation of the Authorized Persons in accordance with Attachment 1 – “Authorized Persons” of this Contract or any Coverage Operation exclusively in relation to the closing of Coverage Operations;

(b) That any one of said Electronic Recordings can be used as proof in any suit, action or other procedure related to this Contract, for this effect a copy of said Electronic Recordings must be provided by PGPB to the Client in a term no longer than ten (10) Working Days after it is requested by the Client.

11.4 Change of Circumstances

The terms and conditions of this Contract have been agreed upon, taking into account the general and legal circumstances existing at the moment of its execution. In the event that a substantial change occur in said circumstances, beyond the control of the parties, that will affect economically, in a negative and substantial manner, to any of the contracting Parties in the fulfillment of its obligations in accordance to this Contract, the affected Party may solicit the re-negotiation of one or more clauses of this Contract, accrediting the change occurred as well as the manner of the affectation in which its request for re-negotiation is based. Upon receipt of such request, in case that it effectively is a change of circumstances, the Parties will gather and will negotiate in good faith during a term that will not exceed sixty (60) Days. If at the end of the sixty (60) Days counted as of the date of receipt of the request by the other Party, the Parties have not reached an agreement over such modifications, any one of them may terminate this Contract through notification given in writing to the other Party and the Open Operations of Coverage will be liquidated in accordance to this Contract.

11.5 Limitation of Responsibility; Maximum Amount of Indemnity.

The maximum responsibility of each one of the Parties under this Contract will be limited only and exclusively to the valuation that at each moment may have each one of the Parties with respect to the other in each Open Operation and in each Operation invoiced and not paid for.

In case of anticipated termination of this Contract, the maximum responsibility of each one of the Parties under this Contract will be limited only and exclusively to the value of the Adjustment per Coverage and other concepts stipulated in Clause 10.5.

The Parties expressly renounce to demand damages and lost profits to which they may be entitled, except in the case of deceit, in which case the Affected Party may demand to the other the payment of damages and lost profits in the terms of article 2110 of the Federal Civil Code.

11.6 Cession

None of the Parties may cede the rights and obligations of this Contract without prior authorization from the other Party, same which will not be unduly or unjustifiably denied.

11.7 No Stipulation in Favor of Third Parties

No provision in this Contract has been designed, nor should be construed in such manner that it confers to any person or entity any right under this Contract in the manner of stipulation to third parties. In the event of non-compliance to this provision, the Parties agree to abide by the procedure foreseen in Clause 10 of this Contract.

11.8 Autonomy of the Provisions

The invalidity, illegality or lack of coerciveness of any of the provisions of this Contract will in no way affect or impede the validity and obligatoriety of the other provisions of same.

11.9 Amendments

No amendment or modification to any of the terms and conditions established in this contract will take effect, except that it be done in writing and is signed by the Parties to this Contract, except as mentioned in Clause 3.7. – Authorized Personnel.

11.10 Applicable Legislation

This Contract will be governed and interpreted in accordance with the Applicable Laws.

11.11 Solution of Controversies

In the event of controversies between the Parties under this Contract, the Parties will abide by the following:

(a) Independent Experts for Market Values: In the event that the controversy is related to Market Values, each one of the Parties agrees to designate a third independent party that qualifies as Leading Dealer. These independent third parties designated by each one of parties will jointly determine said Market Values, within the five (5) Days following their designation. In such a case, the Parties will be jointly responsible for the fees and expenses of the third independent parties. The decision of the third independent parties will be final and obligatory for the parties, except for manifest error. In the event that the third independent parties do not reach a final decision, the Parties agree to designate by mutual agreement a new company from the companies listed in Attachment 5 – “List of Leading Dealers” to be designated as third independent party in discord who will determine said Market Values, within the five (5) Days following his designation and will emit a final resolution with an obligatory character for the Parties.

In this last event, the Parties will be jointly responsible for the fees and expenses of the third independent party in discord.

(b) Independent Experts for the effects of Clause 6: When there is a controversy for low consumption of gas by the Client in terms of the provision in Clause 6 of this Contract and that the Parties can not resolve it between them, the Parties agree to abide by the decision of an Independent Expert in accordance with the following rules:

i) For each controversy, the Independent Expert should be appointed by the Parties within three (3) Working Days as of the date in which the Party notifies the other of its intention to initiate an expert procedure (the “Notification of Expert Procedure”);

ii) The opinion of the Independent Expert will be linking between the Parties and must be emitted within no more that seven (7) Working Days as of the date in which the Parties receive the Notification of the Expert Procedure.

iii) In accordance with the opinion of the Independent Expert, the Party who is in the wrong will pay both for the costs incurred by the other Party that are related to the Expert Procedure, and for the services of the Independent Expert; and

iv) The Parties must provide to the Independent Expert all of the information they posses in relation to the matter of the controversy. The Independent Expert may convene meetings with Parties, jointly or separately, to establish the specific points in controversy and will be able to require the complementary information that may be necessary.

(c) Arbitrage: In the event of controversy or claim of any kind derived from or related to the validity, invalidity, interpretation, execution, meaning, operation, effect, compliance or non compliance of this Contract that the Parties can not resolve in an amicable manner in a term of thirty (30) Days (henceforth the “Controversy”), the Parties agree that such Controversy will be definitely resolved through arbitrage of right that will be carried out in accordance with the rules of arbitrage of the International Chamber of Commerce (Cámara Internacional de Comercio). The arbitral panel will be composed of three arbiters. Each one of the Parties will select one arbiter and the third, who will be the president, will be selected by agreement of the two arbiters selected by the Parties. In the event that the two arbiters do not reach an agreement over the selection of the third arbiter within a term of thirty (30) Days, the president will be elected in accordance with the rules of arbitrage of the International Chamber of Commerce. The arbitral procedure will take place in the City of Mexico, D.F. and will be conducted in the Spanish language. The arbitral decision will be definitive and obligatory for the Parties, who renounce to any mechanism to appeal the decision. The Party disfavored by the decision must answer for all the expenses and costs of both Parties incurred in relation to the arbitral procedure; in the event that the arbitral decision does not favor any of the Parties, such expenses and costs will be shared by both Parties in an equitable manner, in the proportion determined by the arbiters, under the principle that the less favored Party should cover a larger part of these.

That Controversy for which its resolution is expressly foreseen in the Contract to be resolved through an Independent Expert is exempted from arbitrage, except those derived from the fact that one Party does not appoint the independent third party that should be designated in terms of section (a) of Clause 11.11, in which the Parties do not reach an agreement with respect to the designation of the third independent party in discord or of the Independent Expert referred to in sections (a) and (b) of Clause 11.11, or else, that one of the Parties does not provide the information requested or required by the Independent Expert to resolve the controversy in question.

11.12 Integrity of the Contract

This Contract constitutes the complete and exclusive agreement of all the terms and conditions governing its purpose and it substitutes all prior contracts and agreements, written or oral, between PGPB and the Client in relation to it. No contract or negotiations of the Parties prior to the execution of this Contract, as well as any declaration of any employee, empowered person or representative of any of the Parties, realized prior to the execution of this Contract, will be admissible for the interpretation of the terms and conditions of this Contract.

11.13 Duration

This Contract will become effective as of the date of its signature and will be in effect as long as the Purchase/Sale Contract remains in effect. However, it can be terminated in advance in accordance with Clause 10. The Parties agree that once this Contract comes to term, all rights and obligations derived from it will also terminate, with the exception of the right to demand the delivery of the amounts owed and not paid for by either of the Parties and that established in Clause 11.14.

11.14 Confidentiality of the Contract

The Parties agree that this Contract as well as all the information related to it obtained from the other Party through any of its executives, including directors, employees or other representatives (the Contract and said information referred to as “Information” for the effects of this Clause 11.14) must be treated as confidential property and can not be revealed without the express consent of the other Party. Notwithstanding the above, this obligation of confidentiality, will not apply to Information that:

(a) Is or becomes of public domain through a third party;

(b) Must be revealed by one of the Parties in accordance with legal, administrative or judicial requirements to which such Party is subjected, if and when the revelation of such information is obligatory in such manner that by not doing it, it would incur in civil or penal responsibility. Any one of the Parties may reveal the Information in accordance with legal, administrative or judicial requirements to which such Party is subjected, if and when the revelation is mandatory for such Party and that by not doing so it would incur in legal, civil or penal responsibility.

(c) The Parties may reveal the Information to their advisors, possible investors and lawyers, if and when they are subjected to an obligation of confidentiality;

(d) When one of the Parties suffers a disaster in one of its properties and must reveal Information to the insurance companies and their reinsurers.

In the supposition that any of the Parties revealed any Information in violation of the dispositions of this Clause 11.14, the other Party will have the right, without prejudice of any other legal right or recourse derived from this Contract, or of any other source, to terminate this Contract with immediate effects without need of a judicial declaration, through written notification to the other Party. This obligation of confidentiality will remain in effect for a period of up to five (5) years after the termination of the duration of this Contract.

11.15 Exchange parity

The Parties agree that for the calculation of the amounts in dollars to pesos, the rate of exchange established in the Purchase/Sale Contract will be used, except for that stipulated in Clause 5 section 5.2 and Clause 8 section 8.4 (ii).

12. FORCE MAJEURE

No event that constitutes an act of nature or force majeure will be reason to prevent the parties from fulfilling their obligations and exercise their rights derived from this Contract.

Having read this Contract, and informed the parties of their legal scope this Contract is signed on November 11, 2003.

Pemex-Gas y Petroquímica Básica

By: Javier Ramón López Ramos Empowered

Rhodia Fosfatados de Mexico, S.A. de C.V.
By: Jose Roberto Flores Athie

Attachment 1 – Authorized Persons

Designation of persons authorized to request and answer quotations, as well as of persons authorized by the Parties to execute Coverage Operations.

On behalf of the Client:

Persons authorized to execute Coverage Operations

Name	Telephone	Fax	Electronic Mail	Signature
Lilian Diaz Gonzalez Gallardo	5322-4823	5322-4898	Lilian.Diaz@rhodia.com.mx
Iris Magdalena Alvarado Vergara	01-921-9212115545	01-9212115592	Iris.alvarado@rhodia.com.mx

On behalf of PGPB:

Persons authorized to answer Quotations

Name	Departament	Telephone	Fax

Griselda Cervantes Padilla	Business Dev.	5232-5955	5232-6010

Ilsa Ballesteros Martínez	Business Dev.	5232-5954	5232-6013

José Pablo López Calva	Business Dev.	5232-5953	5232-6013

Gabriela Caraveo Sánchez	Business Dev.	5232-5957	5232-6010

Javier R. López Ramos	Business Dev.	5232-5952	5232-6010

Jorge Rojas Zepeda	Business Dev.	5232-5959	5232-6010

Persons authorized to execute operations de Coverage

Name	Departament	Telephone	Fax

Griselda Cervantes Padilla	Business Dev.	5232-5955	5232-6010

Ilsa Ballesteros Martínez	Business Dev.	5232-5954	5232-6013

José Pablo López Calva	Business Dev.	5232-5953	5232-6013

Gabriela Caraveo Sánchez	Business Dev.	5232-5957	5232-6010

Javier R. López Ramos	Business Dev.	5232-5952	5232-6010

Jorge Rojas Zepeda	Busines Dev.	5232-5959	5232-6010

Rhodia Fosfatados de Mexico, S.A. de C.V.
Sr. Jose Roberto Flores Athie

Pemex Gas y Petroquímica Básica

Attachment 2 – Confirmation Format

Attachment 3 – Alternative Sources of Price

Primary Alternative Sources of Price (FAPP)

Price of Reference	FAPP
(****)	Gas Daily
(****)	Gas Daily
(****)	Gas Daily

Secondary Alternative Sources of Price (FASP)

Price of Reference	FASP
(****)	Natural Gas Intelligence
(****)	Natural Gas Intelligence
(****)	Natural Gas Intelligence

Attachment 4 – Notificación of Valuation of Instruments

Calculation Memory for invoicing

Attachment 5 – List of Leading Leaders to be designated as independent Third pary in discord

BNP Paribas

Coral Energy Resources

JP Morgan

Chase

Sempra Energy Trading

Morgan Stanley Capital Group Inc.

Credit Suisse Financial Products

Citi Bank N. A.

Deutsche Bank Alex Brown